Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Longeveron Inc. on Forms S-1 File Nos. 333-252234, 333-253029, 333-261667, 333-272946, 333-275578, 333-278073, 333-276745, 333-278995, 333-280577, and 333-281299, S-3 File No. 333-264142 and S-8 File Nos. 333-253141, 333-272938, and 333-280747 of our report dated February 28, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Longeveron Inc as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Longeveron Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Hartford, CT

February 28, 2025